Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-230221 on Form S-3 and Registration Statement Nos. 333-61614, 333-100349, 333-107810, 333-121282, 333-144525, 333-163688, 333-163689, 333-163691, 333-176893, 333-188343, 333-190260, 333-197813, 333-207772, 333-212874, 333-214389, 333-226455, 333-240174, 333-258268, and 333-258269 on Form S-8 of our reports dated February 17, 2022, relating to the consolidated financial statements of Community Health Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

February 17, 2022